Exhibit 99.2

July 13, 2004

Dear Investors and Analysts,

This morning Delta announced that it will record two significant non-cash charges totaling $1.65 billion in the June 2004 quarter.  These charges, which do not impact the company’s June 30, 2004 cash position, are related to (1) a reserve recorded against substantially all of Delta’s net deferred income tax assets and (2) its defined benefit pension plan for pilots.  Given the significance of these charges, I thought it would be beneficial to provide additional context.

Deferred income tax assets represent the accounting impact of income and expense transactions, which are recognized in one period for financial reporting purposes, and a different period for income tax return purposes.  Delta is required, in accordance with Statement of Financial Accounting Standard (SFAS) 109, to periodically assess the likelihood of realizing its deferred income tax assets.

Higher than expected fuel costs and lower than anticipated domestic yields have significantly impacted Delta’s actual and projected financial performance for 2004.  As a result, it is now unclear as to the timing of when Delta will generate sufficient taxable income to realize its deferred income tax assets.  Accordingly, under SFAS 109, we are required to record this charge as of June 30, 2004.  This will result in a non-cash charge to income tax expense totaling $1.53 billion, and will be reported as a reserve against net deferred income tax assets on Delta’s balance sheet at June 30, 2004. Additionally, Delta will no longer recognize income tax benefits.  This change will be effective in the June 2004 quarter and will continue for the foreseeable future.

Also in the June 2004 quarter, Delta will record a non-cash settlement charge of $117 million related to its defined benefit pension plan for pilots (Pilot Plan).  This charge is similar to the charge recorded in December 2003 and relates to lump sum distributions made to 356 pilots who retired. As a result of the lump sum distributions under the Pilot Plan, Delta must accelerate the recognition of actuarial losses in accordance with SFAS 88.

We recognize that today’s announcement may prompt further concern about Delta’s financial condition.  As we have continued to state, it is absolutely imperative that we address our uncompetitive cost structure and develop strategic initiatives to position Delta for long term viability.  We look forward to providing you with an update on our earnings call on July 19, 2004.

Regards,

Gail Grimmett
Managing Director – Investor Relations

Statements in this letter that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. Information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q for the quarter ended March 31, 2004 filed with the Commission. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of July 13, 2004, and which Delta has no current intention to update.